Exhibit 5.1

[OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                April 24, 2014

New Residential Investment Corp.

1345 Avenue of the Americas

New York, New York 10105

Re:	New Residential Investment Corp.
Registration Statement on Form S-11
(File No. 333-191300)

Ladies and Gentlemen:

We have acted as special counsel to New Residential Investment Corp., a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to 28,750,000 shares (including 3,750,000 shares of Common Stock subject to an option to purchase additional shares) (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-11 (File No. 333-191300) of the Company, as filed with the Securities and Exchange Commission (the “Commission”) under the Act on September 20, 2013; (b) Pre-Effective Amendments No. 1 through No. 8 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (c) the underwriting agreement (the “Underwriting Agreement”) by and among the Company, FIG LLC, certain officers and directors of the Company and Citigroup Global Markets Inc.; (d) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, as certified by the Secretary of State of Delaware; (e) the Amended and Restated Bylaws of the Company, as amended to date; and (f) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to

New Residential Investment Corp

April 24, 2014

our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon and subject to the foregoing, we are of the opinion that the Shares, upon (i) due action by the Pricing Committee of the Board of Directors of the Company and (ii) due issuance of the Shares against payment therefor in the manner described in the Underwriting Agreement, will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP